POWER OF ATTORNEY
For Executing Forms 3, 4 and 5

Know all by these presents, that the undersigned hereby constitutes and appoints Adam M. Vela, Marcus G. Bolinder, Christopher J. Kirt, and Edward T. Highberger, or any one of them acting alone, the lawful attorney‑in‑fact of the undersigned in connection with matters related to Devon Energy Corporation, a Delaware corporation (the “Company”), to:

(1)
Take such actions as may be necessary or appropriate to enable the undersigned to submit and file forms, schedules, and other documents with the U.S. Securities and Exchange Commission (the “SEC”) utilizing the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) system, which actions may include, among other things, (a) enrolling the undersigned in EDGAR Next, (b) preparing, executing, and submitting to the SEC a Form ID (including any amendments thereto) and such other documents as may be necessary or appropriate to obtain codes and passwords enabling the undersigned to make filings and submissions utilizing the EDGAR system, (c) acting as an account administrator for the undersigned’s EDGAR account, and (d) managing the undersigned’s EDGAR account;

(2)	Execute for and on behalf of the undersigned Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Act of 1934, as amended, and the rules thereunder;

(3)
Do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete the execution of any such Form 3, 4, or 5 and the timely filing of such form with the SEC and any other authority; and

(4)
Take any other action of any type whatsoever in connection with the foregoing that, in the opinion of such attorney‑in‑fact, may be of benefit to, in the best interest of, or legally required for, the undersigned, it being understood that the documents executed by such attorney‑in‑fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as may be approved in the discretion of such attorney-in-fact.

The undersigned hereby grants to each such attorney‑in‑fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney‑in‑fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney‑in‑fact, or any substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys‑in‑fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or the rules thereunder.

This Power of Attorney shall continue in full force and effect with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless revoked in writing by the undersigned and delivered to the foregoing attorneys-in-fact.

This Power of Attorney supersedes any power of attorney previously executed by the undersigned in connection with matters substantially similar to those discussed herein related to the Company, and any and all other such previous powers of attorney are hereby revoked.

IN WITNESS WHEREOF, the undersigned executes this Power of Attorney effective this 7th day of May, 2026.

/s/ Amanda M. Brock
Amanda M. Brock